Exhibit 23  Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of The Ryland Group, Inc., of our report dated January 26, 2000, included in the 1999 Annual Report to the Shareholders of The Ryland Group, Inc.

Our audits also included the financial statement schedule of The Ryland Group, Inc., listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-32431, Form S-3 No. 33-48071, Form S-3 No. 33-50933, Form S-8
No.  33-56905,  Form  S-8 No.  33-56917,  Form S-3 No.  333-03791,  Form S-8 No.
333-68397, Form S-3 No. 333-31034) of The Ryland Group, Inc., and in the related Prospectuses of our report dated January 26, 2000, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) for the year ended December 31, 1999.


                                                /s/Ernst & Young LLP


Baltimore, Maryland
March 20, 2000


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